Exhibit 99.1

Avatech Solutions Appoints George M. Davis

to Board of Directors

BALTIMORE, MARYLAND – July 3, 2006 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the nationwide technology experts for design, engineering and facilities management, today announced the appointment of George M. Davis to its Board of Directors. Avatech’s Chairman, W. James Hindman, also announced that Mr. Davis will serve on the Company’s compensation committee.

“George brings a wealth of experience in the software services business at the governance level and we are pleased to add his guidance to our board,” said Mr. Hindman. “He is well known for his strategic acumen and will be a real asset for Avatech.”

Mr. Davis is extremely active in the Baltimore business community and is Managing Partner at Demesys, an electronic medical records software and services company. He is also a partner in Coastal Ventures, a partnership with holdings in the restaurant and food services business. Mr. Davis serves on the board of Defywire, a wireless industry software company in Herndon Virginia, is a trustee of Bethany College in West Virginia, is a Steward of the Chesapeake Bay Foundation and is an active member of the Directors Council of the Baltimore Museum of Art. His business experience includes seven years as President and Vice-Chairman of Aether Systems, a wireless data software and services company. Prior to co-founding Aether Systems, he worked for sixteen years for the Westinghouse Electric Corporation, now a division of Northrop Grumman.

“Avatech has a bright outlook and I am proud to join an already strong board to help guide the company’s future successes,” said Davis.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is a nationwide design automation and technology services company providing innovative solutions that enable clients to more effectively design, develop, and manage projects, products, and facilities. Avatech experts give customers a competitive advantage through technology consulting, implementation, integration, training and support services exclusively for the design, engineering, and facilities management industries. Headquartered in Owings Mills, Maryland, Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. Customers include industry leaders from the Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

All brand names, product names, or trademarks belong to their respective holders.

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Media Contacts:

Jean Schaeffer	Cyrus Mavalwala
Avatech Solutions, Inc.	Cross Border Communications
Phone +1 (410) 581-8080 Fax +1 (410) 753-1591	Phone +1 (416) 226-6551 cyrus@crossborderpr.com
jean.schaeffer@avatech.com